Exhibit 99.6

AGGREGATE SCHEDULE OF PRINCIPAL AND INTEREST DISTRIBUTIONS TO NOTEHOLDERS

Class	Interest	Principal	Losses	Ending Balance
Note	11,051,590.38	57,421,487.75	0.00	242,378,512.25
EQ INT	446,175.36	0.00	0.00	0.00